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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 15, 2005, by and between Abercrombie & Fitch Co., a Delaware corporation (the "Company"), and Michael S. Jeffries (the "Executive") (hereinafter collectively referred to as "the parties").

                              W I T N E S S E T H :

         WHEREAS, the Executive has been employed by the Company as the Chairman of the Board of the Company since May 1998 and as Chief Executive Officer of the Company since February 1992 and served as President of the Company from February 1992 until May 1998; and

         WHEREAS, the Executive is experienced in all phases of the Company's business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

         WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of its key management personnel and to ensure their continued dedication and efforts; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company to secure the continued services and employment of the Executive for the balance of the Executive's career and the Executive is willing to render such services on the terms and conditions set forth herein; and

         WHEREAS, the Board has determined that it is in the best interest of the Company to incentivize the Executive to train and develop management who will be able to conduct the business of the Company successfully following the retirement of the Executive; and

         WHEREAS, the parties entered into a written Employment Agreement on May 13, 1997 (the "1997 Employment Agreement"), which the parties amended and restated in its entirety pursuant to a written Amended and Restated Employment Agreement (the "2003 Employment Agreement") between the parties with an effective date of January 30, 2003 (the "Effective Date"); and

         WHEREAS, the Court of Chancery of the State of Delaware granted approval on June 14, 2005 to a settlement agreement in the action titled In Re Abercrombie & Fitch Co. Shareholder Derivative Litigation (the "Settlement Agreement"); and

         WHEREAS, the terms of the Settlement Agreement provide that the Executive and the Company shall amend the 2003 Employment Agreement in certain respects; and


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         WHEREAS, the parties wish to amend and restate in its entirety the 2003
Employment Agreement to reflect the terms contained in the Settlement Agreement in respect of the changes to be made to the 2003 Employment Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:

         1. Term. The term of employment under this Agreement shall be for the period commencing on May 13, 1997 (the "Commencement Date") and ending on December 31, 2008 (the "Term"). Notwithstanding the foregoing, the Term shall end on the date on which the Executive's employment is earlier terminated by either party in accordance with the provisions of Section 9 of this Agreement.

         2. Employment.

                  (a) Position. The Executive shall be employed by the Company as the Chairman of the Board and Chief Executive Officer of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. The Executive shall report only to the Board.

                  (b) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.

         3. Base Salary. The Company agrees to pay or cause to be paid to the Executive commencing no later than the Effective Date and during the Term a base salary at the rate of $1,000,000 per year or such larger amount as the Board may from time to time determine (the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executive officers.

         4. Equity Compensation.

                  (a) The Executive shall be entitled to participate in the stock-based employee benefit plans, including, without limitation, the 1998 Restatement of the Abercrombie & Fitch Co. Stock Option and Performance Incentive Plan (the "Stock Incentive Plan") and the Abercrombie & Fitch Co. 2002 Stock Option Plan for Associates (the "2002 Stock Option Plan") maintained by the Company, on such terms and conditions as may be determined from time to time in the discretion of the Compensation Committee of the Board; provided, however, that the Executive shall not receive any award of Company stock options during the 2005 and 2006 calendar years.

                  (b) In exchange for the Executive agreeing to forego participation, in respect of each fiscal year of the Company ending after February 3, 2003, in the Company's program



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pursuant to which executive officers of the Company are eligible to receive annual grants of restricted shares under the Stock Incentive Plan (or any other stock-based employee benefit plan maintained by the Company), on January 30, 2003, the Executive was granted a career share award representing the right to receive 1,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of the Company (the "Career Share Award") in accordance with the terms of this Agreement.

                           (i) The Career Share Award was granted under the Stock Incentive Plan and shall be adjusted in respect of the number of shares of Class A Common Stock which may be received by the Executive thereunder to prevent dilution or enlargement of the Executive's rights, in the event of certain changes in the capitalization of the Company, in a manner consistent with the provisions of Article 16 of the Stock Incentive Plan.

                           (ii) Subject to the provisions of Subsections 10(b)(vi), 10(d)(iv) and 10(e)(iv) of this Agreement, the Career Share Award shall become vested on December 31, 2008 as to all 1,000,000 of the shares of Class A Common Stock, provided that the Executive remains continuously employed by the Company through such date. A stock certificate or other appropriate documentation evidencing the shares shall be delivered to the Executive on March 31st of the calendar year immediately following the calendar year in which the Executive's employment is terminated and the Executive shall thereupon become the holder of those shares of Class A Common Stock. Until such time as the stock certificate or other appropriate documentation evidencing such shares shall have been issued, the Executive shall have no rights in respect of such shares.

                           (iii) Notwithstanding the foregoing, upon the occurrence of a Change of Control (as defined in Subsection 10(i) of this Agreement), the Career Share Award shall become vested as to all 1,000,000 of the shares of Class A Common Stock, and a stock certificate or other appropriate documentation evidencing such shares shall be delivered to the Executive upon such Change of Control or as soon thereafter as practicable.

                           (iv) The Executive may not transfer, sell, pledge, hypothecate, or otherwise dispose of the shares underlying the Career Share Award until the first trading day on the New York Stock Exchange immediately following the first anniversary of the date he ceases to be an executive officer of the Company (the "Career Share Award Holding Period") and any share certificates representing such shares shall be appropriately legended to reflect this restriction.

                  (c) In the event the Executive is found by a court of competent jurisdiction to have materially breached any of the material terms of
Section 11 of this Agreement during the period the Executive was employed by the Company or during the one year period thereafter, the Career Share Award granted to the Executive pursuant to Subsection 4(b) of this Agreement shall be immediately forfeited by the Executive effective as of the date on which the breach occurred, unless forfeited sooner by operation of any other provision of this Agreement, and the Executive shall have no further rights in respect thereof. If any of the shares of Class A



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Common Stock of the Company which the Executive shall have the right to receive in accordance with the terms of the Career Share Award shall have been delivered to the Executive as a result of the vesting of the Career Share Award or any portion thereof in accordance with the terms of this Agreement prior to the date on which the breach occurred, such shares of Class A Common Stock shall be forfeited by the Executive effective the date on which the breach occurred and such shares shall be transferred and delivered by the Executive to the Company without any payment therefor by the Company. Notwithstanding the foregoing, the provisions of this Subsection 4(c) shall not apply if a Change of Control (as defined in Subsection 10(i) of this Agreement) has occurred or if the Executive's employment has been terminated by the Company without Cause (as defined in Subsection 9(c) of this Agreement) or by the Executive with Good Reason (as defined in Subsection 9(d) of this Agreement).

                  (d) The Executive hereby agrees that, until the expiration of the Career Share Award Holding Period, the Executive shall at all times continue to hold and shall not transfer, sell, pledge, hypothecate or otherwise dispose of one half of the "Profit Shares" (as defined below) received from the first one million (1,000,000) Company stock options exercised by the Executive following April 8, 2005. "Profit Shares" shall mean the number of shares determined by dividing (i) the excess of (A) the aggregate market value of the shares of Class A Common Stock acquired upon such exercise over (B) the aggregate purchase price of the shares of Class A Common Stock plus applicable tax withholding by (ii) the market value of one share of Class A Common Stock on the date of exercise.

         5. Employee Benefits. Except as provided in Subsections 4(a) and 4(b) of this Agreement, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to executive officers generally and as may be in effect from time to time. Except as provided in Subsections 4(a) and 4(b) of this Agreement, the Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to executive officers of the Company generally.

         6. Bonus.

                  (a) The Executive shall be entitled to participate in the Abercrombie & Fitch Co. Incentive Compensation Performance Plan (the "Bonus Plan") or any successor to the Bonus Plan on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board, provided that the Executive's annual target bonus opportunity shall be at least 120% of Base Salary upon attainment of target, subject to a maximum bonus opportunity of 240% of Base Salary.

                  (b) Subject to the provisions of Subsections 10(a), 10(b)(vii), 10 (c)(vi), 10(d)(v) and 10(e)(v) of this Agreement, if the Executive shall remain employed by the Company in the capacity of Chairman and Chief Executive Officer through December 31, 2008, the Executive shall also be entitled to receive a bonus of up to $6 million (the "Stay Bonus"), provided, however, that the actual amount of the Stay Bonus, if any, earned by the Executive shall be determined as follows:



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                           (i) 100% of the Stay Bonus if and only if the Company
         achieves cumulative growth in earnings per share ("EPS") from February 1, 2005 through January 31, 2009 (the "Performance Period") of 13.5%, which equates to $12.70 over the entire Performance Period (the "Earnings Target");

                           (ii) 50% of the Stay Bonus if and only if the Company achieves cumulative growth in EPS during the Performance Period of at least 10.5%, which equates to $11.83 over the entire Performance Period (the "Earnings Threshold Target");

                           (iii) Between 50% and 100% of the Stay Bonus if the Company achieves cumulative growth in EPS during the Performance Period between the Earnings Threshold Target and the Earnings Target, with the actual amount equal to $3,000,000 plus the product of (A) the fraction obtained by dividing (1) the excess of (x) actual cumulative growth in EPS during the Performance Period over (y) the Earnings Threshold Target by (2) the excess of (x) the Earnings Target over (y) the Earnings Threshold Target, and (B) $3,000,000; or

                           (iv) 0% of the Stay Bonus (except pursuant to Section
         10) if the Company's actual cumulative growth in EPS during the Performance Period is less than the Earnings Threshold Target.

                  (c) In determining whether the Company meets the Earnings Target and/or the Earnings Threshold Target, the following considerations shall apply:

                           (i) appropriate adjustments shall be made to account for any increases or decreases in the number of outstanding shares of the Company's Class A Common Stock during the Performance Period;

                           (ii) the Company's EPS during the Performance Period shall be calculated without including the effects of any one-time or extraordinary charges; and

                           (iii) appropriate adjustments shall be made to account for the effects on the Company's EPS of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement No. 123R).

         7. Other Benefits.

                  (a) Life Insurance.

                           (i) The Company shall maintain term life insurance
coverage on the life of the Executive in the amount of $10,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Company shall pay the premiums with respect to such term life insurance policy for the period commencing on the Commencement Date and ending on the later to occur of December 31, 2008 and the last day of the period during which welfare benefits are continued pursuant to Subsection 10(g) of this Agreement; provided, however, that the Company shall no longer be obligated to maintain such



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coverage and pay such premiums in the event that the Executive's employment is or was terminated by the Company for Cause (as defined in Subsection 9(c) of this Agreement) or by the Executive without Good Reason (as defined in Subsection 9(d) of this Agreement). Such policy shall provide for its conversion to an individual policy owned by the Executive subsequent to termination of his employment. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

                           (ii) During the term of this Agreement, the Company
shall be entitled to maintain a "key man" term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

                  (b) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation.

                  (c) Office and Facilities. The Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of his duties hereunder.

                  (d) Vacation. The Executive shall be entitled to annual vacation in accordance with the policies periodically established by the Board for similarly situated executive officers of the Company.

                  (e) Retirement Benefit. The Executive shall be provided with a retirement benefit in accordance with the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan (Michael S. Jeffries) in the form in effect from time to time (the "SERP") which is attached hereto as Exhibit A.

                  (f) Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior level executive officers.

         8. Aircraft Travel. For security purposes, the Executive shall be provided, at the expense of the Company, with use of a private aircraft for business and personal travel in North America. Outside North America, the Executive shall be entitled to first class air travel.

         9. Termination.

                  (a) Death. The Executive's employment hereunder shall terminate upon the Executive's death.

                  (b) Disability. Either the Executive or the Company shall be entitled to terminate the Executive's employment for "Disability" by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, "Disability" shall mean the



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Executive's inability to perform his duties for a period of 180 consecutive days as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative, is total and permanent.

                  (c) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" shall mean that the Executive (i) pleads "guilty" or "no contest" to or is convicted of an act which is defined as a felony under federal or state law, or
(ii) engages in willful misconduct which could reasonably be expected to harm the Company's business or its reputation. For this purpose, an act or failure to act shall be considered "willful misconduct" only if done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such act or failure to act was in the best interests of the Company.

                  The Executive's employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a "Preliminary Notice of Cause"), such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the Board's learning of such acts or failures to act. The Executive shall have ten days after the date that the Preliminary Notice of Cause is given in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall be entitled to a hearing before the Board, and to be accompanied by his counsel, at which he shall be entitled to contest the Board's findings. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 30 days of the Preliminary Notice of Cause. If the Executive fails to request such hearing within the 30-day period specified in the preceding sentence, his employment shall be terminated for Cause effective upon the expiration of such period, and the Preliminary Notice of Cause shall be deemed to constitute a Notice of Termination. If the Executive requests such hearing and, within 10 days following such hearing, the Executive is furnished with a copy of a resolution, duly adopted by the affirmative vote of a majority of the members of the Board, finding that in the good-faith opinion of the Board, the Executive was guilty of the conduct constituting Cause as specified in the Preliminary Notice of Cause, the Executive's employment shall be terminated for Cause upon his receipt of such resolution, and such resolution shall be deemed to constitute a Notice of Termination. Any such resolution shall be accompanied by a certificate of the Secretary or another appropriate officer of the Company which shall state that such resolution was duly adopted by the affirmative vote of a majority of the members of the Board at a duly convened meeting called for such purpose.

                  (d) Good Reason. The Executive may terminate his employment hereunder for "Good Reason" by delivering to the Company (i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than 30 days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's prior written consent: (A) the failure to continue the Executive as Chairman of the Board and Chief Executive Officer of the Company; (B) the failure of the Board to nominate the Executive for election to the Board at the Company's annual meeting of stockholders; (C) a material diminution in the Executive's



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duties, or the assignment to the Executive of duties materially inconsistent with, or the failure to assign to the Executive duties which are materially consistent with, his duties, positions, authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement, or the assignment of duties which materially impair the Executive's ability to function as the Chairman and Chief Executive Officer of the Company; (D) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (E) the failure of the Company to implement the SERP, a material reduction in the benefits to be provided under the SERP or an adverse change in the terms and conditions of the SERP; (F) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive's obligations under this Agreement; or (G) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company not later than the effective date of a merger, consolidation, sale or similar transaction; provided, however, that "Good Reason" shall not include (X) acts not taken in bad faith which are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (Y) acts taken by the Company to reassign the Executive's duties and/or titles to another person or persons if the Executive has suffered a physical or mental infirmity which renders him unable to substantially perform his duties under this Agreement, provided that any such acts may be taken by the Company only after receiving an opinion of a physician reasonably acceptable to the Executive or his legal representative stating that there is no reasonable likelihood that the Executive will be able to return to full-time employment with the Company performing his duties hereunder within 180 days. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

                  (e) Without Cause. The Company may terminate the Executive's employment hereunder, without Cause, at any time and for any reason (or for no reason) by giving the Executive a Notice of Termination.

                  (f) Voluntary; Retirement. The Executive may terminate his employment hereunder at any time and for any reason other than Good Reason or Disability (or for no reason) by giving the Company a Notice of Termination. Such voluntary termination shall be a "Retirement" and such termination shall not be deemed a breach of this Agreement.

                  (g) Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice



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of Termination is given to the Executive and (ii) if the Executive terminates his employment in accordance with Subsection 9(f) of this Agreement, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Company.

                  (i) Termination Date. "Termination Date" shall mean the date of the termination of the Executive's employment with the Company and specifically (i) in the case of the Executive's death, his date of death; (ii) in the case of a termination of the Executive's employment for Cause, the relevant date specified in Subsection 9(c) of this Agreement; (iii) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iv) in all other cases, the date specified in the Notice of Termination.

         10. Compensation Upon Termination of Employment.

                  (a) For Cause; Without Good Reason; Retirement. If during the term of this Agreement, the Executive's employment under this Agreement is terminated by the Company for Cause, by the Executive other than for Good Reason and other than by reason of the Executive's death or Disability or by the Executive on account of his Retirement, (i) the Company's sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date (collectively, "Accrued Compensation"):

         (A)      Base Salary through the Termination Date;

         (B) any other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to the Executive as of the Termination Date but not paid, including, without limitation, any incentive awards under the Bonus Plan;

         (C) any amounts which the Executive had previously deferred (including any interest earned or credited thereon);

         (D) reimbursement of any and all reasonable expenses incurred in connection with the Executive's duties and responsibilities under this Agreement in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation; and

         (E) other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company; and

(ii) subject to the provisions of Subsection 4(b) of this Agreement, the Career Share Award granted to the Executive pursuant to Subsection 4(b) of this Agreement shall be immediately forfeited by the Executive effective on the Termination Date and the Executive shall have no further rights in respect thereof. Notwithstanding the foregoing, if the Executive terminates his employment with the Company in accordance with Subsection 9(f) of this Agreement after a Change of Control (as defined in Subsection 10(i) of this Agreement), the Company shall also be obligated to pay to the Executive a Stay Bonus in an amount equal to (A) $6 million if the Termination Date is on or after January 1, 2007 or (B) the product of (1) $1.5 million and (2) the



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number of completed years of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date, if the Termination Date is on or before December 31, 2006.

                  (b) Without Cause or for Good Reason Prior to a Change of Control. If the Executive's employment hereunder is terminated by the Company without Cause and other than due to Disability or by the Executive for Good Reason prior to a Change of Control (as defined in Subsection 10(i) of this Agreement), the Company's sole obligation hereunder shall be as follows:

         (i)      the Company shall pay the Executive the Accrued Compensation;

         (ii) the Company shall continue to pay the Executive Base Salary for a period of two years following the Termination Date in accordance with the Company's customary practices applicable to its executive officers;

         (iii) the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

         (iv) the Company shall pay the Executive, in accordance with its customary practices applicable to executive officers, any compensation in the form of incentive awards under the Stock Incentive Plan (or any successor plan) earned (as to both satisfaction of performance-based criteria and vesting) in respect of periods prior to and including the Termination Date, but not paid as of the Termination Date, provided that the Career Share Award shall vest and be delivered in accordance with Section 10(b)(vi) of this Agreement;

         (v) the Company shall pay the Executive, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that fiscal year, a bonus (a "Pro-Rata Bonus") with respect to the fiscal year in which the Termination Date occurs equal to the product of (A) the Executive's target bonus opportunity for that fiscal year and
                  (B) the fraction obtained by dividing (1) the number of days in the period beginning on the first day of that fiscal year and ending on the Termination Date by (2) 365, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued Compensation;

         (vi) the Career Share Award shall become vested as to that number of shares of Class A Common Stock of the Company equal to the product of (A) 1,000,000 (one million) and (B) the fraction obtained by dividing (1) the number of completed years of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date by (2) six. A stock certificate or other appropriate documentation evidencing the number of shares of Class A Common Stock of the Company which become vested in accordance with the terms of this Subsection 10(b)(vi), shall be delivered to the Executive on March 31st of the calendar year immediately following the calendar year in which



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

                  the Termination Date occurs and the Executive shall thereupon become the holder of such number of shares of Class A Common Stock; and

         (vii) A Stay Bonus shall be payable to the Executive on March 31st immediately following the Termination Date or as soon as administratively practicable thereafter, but not later than March 31, 2009, and the actual amount of the Stay Bonus shall be equal to the product of (A) $6 million and (B) the fraction obtained by dividing (1) the number of months of service completed by the Executive during the period commencing on January 1, 2005 and ending on the Termination Date by (2) 48; provided, however, that if the Executive's employment is terminated by the Company without Cause under this Section 10(b) after December 31, 2006, the Executive shall be entitled, in the alternative and at his option, to that portion of the full Stay Bonus that he would receive under
                  Section 6(b) if he had remained employed through December 31, 2008 and if the Company's cumulative growth in EPS at the end of the Performance Period bore the same relationship to the Earnings Target at the end of the Performance Period as the relationship between its cumulative growth in EPS and the Earnings Target as of the end of the completed fiscal quarter closest to the Termination Date.

                  (c) Without Cause or for Good Reason Within Two Years after a Change of Control. If the Executive's employment hereunder is terminated by the Company other than for Cause or by the Executive for Good Reason within two years after a Change of Control, the Company's sole obligation hereunder shall be as follows:

         (i)      the Company shall pay the Executive the Accrued Compensation;

         (ii) the Company shall pay to the Executive, in a lump sum in cash within five business days after the Termination Date, the amount of Base Salary which would have been paid to the Executive for a period of two years following the Termination Date;

         (iii) the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

         (iv) the Company shall pay the Executive, in a lump sum within five business days after the Termination Date, any compensation in the form of incentive awards (other than the Career Share Award) under the Stock Incentive Plan (or any successor plan) earned (as to satisfaction of performance-based criteria) in respect of periods prior to and including the Termination Date, but not paid as of the Termination Date;

         (v) the Company shall pay the Executive, within five business days after the end of that fiscal year, a Pro-Rata Bonus with respect to the fiscal year in which the Termination Date occurs, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued Compensation; and

         (vi) the Company shall pay the Executive a Stay Bonus in an amount equal to $6 million. The Stay Bonus shall be paid to the Executive as promptly as practicable following the Termination Date.

                  (d) Disability. If the Executive's employment hereunder is terminated by either party by reason of the Executive's Disability, the Company's sole obligation hereunder shall be as follows:

         (i)      the Company shall pay the Executive the Accrued Compensation;

         (ii) the Company shall continue to pay the Executive, in accordance with the Company's customary practices applicable to its executive officers, 100% of Base Salary for the first 24 months following the Termination Date and 80% of Base Salary for the third 12 months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of his Disability under the Company's relevant disability plan or plans;

         (iii) the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

         (iv) the Career Share Award shall become vested as to that number of shares of Class A Common Stock of the Company equal to the product of (A) 1,000,000 (one million) and (B) the fraction obtained by dividing (1) the number of completed years of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date by (2) six. A stock certificate or other appropriate documentation evidencing the number of shares of Class A Common Stock of the Company which become vested in accordance with the terms of this Subsection 10(d)(iv), shall be delivered to the Executive on March 31st of the calendar year immediately following the calendar year in which the Termination Date occurs and the Executive shall thereupon become the holder of such number of shares of Class A Common Stock; and

         (v) the Company shall pay the Executive a Stay Bonus in an amount equal to $6 million. The Stay Bonus shall be payable to the Executive on March 31st immediately following the Termination Date or as soon as administratively practicable thereafter, but not later than March 31, 2009.

                  (e) Death. If the Executive's employment hereunder is terminated due to his death, the Company's sole obligation hereunder shall be as follows:

         (i) the Company shall pay the Executive's estate or his beneficiaries (as the case may be) the Accrued Compensation;

         (ii) the Company shall pay the Executive's estate or beneficiaries (as the case may be), at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that fiscal year, a Pro-Rata Bonus with respect to the fiscal year in which the Termination Date occurs, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued Compensation;

         (iii) the Company shall provide such assistance as is necessary to facilitate the payment of the life insurance proceeds provided for in Subsection 7(a) of this Agreement to the Executive's beneficiary or beneficiaries;

         (iv) the Career Share Award shall become vested as to that number of shares of Class A Common Stock of the Company equal to the product of (A) 1,000,000 (one million) and (B) the fraction obtained by dividing (1) the number of completed years of service by the Executive to the Company during the period commencing on the Effective Date and ending on the Termination Date by (2) six. A stock certificate or other appropriate documentation evidencing the number of shares of Class A Common Stock of the Company which become vested in accordance with the terms of this Subsection 10(e)(iv), shall be delivered to the Executive's estate or his beneficiaries (as the case may be) on March 31st of the calendar year immediately following the calendar year in which the Termination Date occurs and the Executive's estate or his beneficiaries (as the case may be) shall thereupon become the holder(s) of such number of shares of Class A Common Stock; and

         (v) the Company shall pay the Executive's estate or his beneficiaries (as the case may be) a Stay Bonus in an amount equal to $6 million. The Stay Bonus shall be paid to the Executive's estate or his beneficiaries as promptly as practicable following the Executive's death.

                  (f) Determination of Base Salary. For purposes of this Section 10, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the Termination Date.

                  (g) Continuation of Employee Welfare Benefits. The Company shall, at its expense, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, during the following periods:

         (i) The period during which the Executive is receiving continued payment of Base Salary pursuant to Subsection 10(b)(ii) or 10(d)(ii) of this Agreement; or

         (ii) For a period of two years following the Termination Date, if the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason within two years after a Change of Control.

In each case, COBRA benefits will commence after the applicable period has been completed. Notwithstanding the foregoing, the Company's obligation under this Subsection 10(g) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer.

                  In the event that the Executive is precluded from continuing full participation in any employee benefit plan, program or arrangement as contemplated by this Subsection 10(g), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

                  (h) No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Subsection 10(g) of this Agreement.

                  (i) Change of Control. For purposes of this Agreement, the term "Change of Control" shall mean an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the "Exchange Act"). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

         (i) Any person is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities and such person would be deemed an "Acquiring Person" for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, as successor Rights Agent (the "Rights Agreement"); or

         (ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or
                  (E) any
                  transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

                  (j) Release. In exchange for the payment by the Company of the amounts contemplated by Subsections 10(b) or 10(c) of this Agreement, the Executive agrees to execute such form of release as is mutually acceptable to the Company and the Executive.

         11. Employee Covenants.

                  (a) Unauthorized Disclosure. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company's customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive's personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company's trade or industry (other than as a result of disclosure by him in violation of this Subsection 11(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

                  (b) Non-Competition. During the Non-Competition/No-Raid Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that competes, directly or indirectly, with the Company or any affiliate of the Company; provided, however, that the "beneficial ownership" (as that term is defined in Rule 13d-3 under the Exchange Act) by the Executive after his termination of employment with the Company, either individually or as a member of a "group" for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any publicly-held corporation shall not be a violation of this Agreement.

                  (c) Non-Solicitation. During the Non-Competition/No-Raid Period described below, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.

                  For purposes of this Agreement, the "Non-Competition/No-Raid Period" means the period the Executive is employed by the Company plus one year thereafter.

                  (d) Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Subsection 11(d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

                  The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this
Section 11.

         12. Certain Additional Payments.

                  (a) In the event it shall be determined that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such person, whether paid or payable, received or receivable, or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is subject to the excise tax imposed by
Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including the Gross-Up Payment).

                  (b) All determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Subsection 12(a), shall be made by an independent accounting firm selected by the Company from among the largest five accounting firms in the United States (the "Accounting Firm"). Unless the Executive agrees otherwise in writing, the Accounting Firm cannot during the two years preceding the date of its selection have acted in any way on behalf of the Company or any of its affiliates. The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive, within five days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it may be determined that the Company should have made Gross-Up Payments ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         13. Indemnification.

                  (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.

                  (b) Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.

                  (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

         14. Successors and Assigns.

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

         (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         15. Arbitration. Except with respect to the remedies set forth in Subsection 11(d) hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Columbus, Ohio. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the "Panel"). The Panel shall have no authority to award punitive damages against the Company or the Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement. Pending the resolution of any claim under this Section 15, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement, except to the extent that the arbitrator(s) otherwise provide.

         16. Fees and Expenses. The Company agrees to pay promptly upon presentation of an invoice from the Executive, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of (a) any contest by the Company of the validity or enforceability of, or liability under, any provision of this Agreement, (b) any effort to enforce the Executive's rights hereunder or (c) any dispute between the Executive and the Company relating to this Agreement; provided that Executive also undertakes in writing to repay such legal fees and expenses if such contest, effort or dispute does not result in a judgment, award or settlement in Executive's favor in any material respect.

         17. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

                  To the Executive:

                           Michael S. Jeffries
                           xxxxxxxxxx
                           xxxxxxxxxx

                  To the Company:

                           Abercrombie & Fitch Co.
                           6301 Fitch Path
                           New Albany, Ohio  43054
                           Attn:  President and Chief Operating Officer

         18. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

         19. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive's employment.

         20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

         22. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         23. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

         24. Company Representation. The Company represents and warrants that it has obtained or will obtain any corporate approvals which are necessary for the Company to enter into and implement this Agreement.

         25. SERP Amendment. The Company and the Executive agree that the SERP shall be amended by replacing the phrase "the Amended and Restated Employment Agreement entered into as of January 30, 2003" in Section 2.07[4] with the phrase "the Amended and Restated Employment Agreement entered into as of August 15, 2005".



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                         SIGNATURES ON FOLLOWING PAGE.]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                            THE COMPANY:

                                            ABERCROMBIE & FITCH CO.


                                            By:  /s/ Robert S. Singer
                                                 -----------------------------
                                                 Robert S. Singer, its President
                                                 and Chief Operating Officer


                                            THE EXECUTIVE:


                                            /s/ Michael S. Jeffries
                                            ----------------------------------
                                            Michael S. Jeffries

                                    EXHIBIT A



                             ABERCROMBIE & FITCH CO.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                              (Michael S. Jeffries)



                           Effective February 2, 2003

                             ABERCROMBIE & FITCH CO.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                              (MICHAEL S. JEFFRIES)

                                  1.00 Purpose

         Effective February 2, 2003, Abercrombie & Fitch Co. establishes the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan ("Plan") to provide additional retirement income to Michael S. Jeffries, one of its select management and highly compensated employees. This Plan is intended to be an unfunded, nonqualified deferred compensation plan within the meaning of Title I of ERISA.

                                2.00 Definitions

         Whenever used in this Plan, the following words and phrases will have the meanings given below. Also, the singular form of any term will include the plural, the plural form will include the singular, the masculine pronoun will include the feminine and the feminine pronoun will include the masculine. Other words and phrases also may be defined in the Plan text.

2.01 Affiliate: Any entity that is related, through common control with the Company.

2.02 Board: The Company's board of directors.

2.03 Cause: That the Participant [1] pleads "guilty" or "no contest" to or is convicted of an act which is defined as a felony under federal or state law, or [2] engages in willful misconduct which could reasonably be expected to harm the Company's business or its reputation. For this purpose, an act or failure to act shall be considered "willful misconduct" only if done, or omitted to be done, by the Participant in bad faith and without a reasonable belief that such act or failure to act was in the best interests of the Company.

The Participant shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a "Preliminary Notice of Cause"), such notice [3] to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and [4] to be given within six months of the Board's learning of such acts or failures to act. The Participant shall have ten days after the date that the Preliminary Notice of Cause is given in which to cure such conduct, to the extent that such cure is possible. If the Participant fails to cure such conduct, the Participant shall be entitled to a hearing before the Board, and to be accompanied by his counsel, at which he shall be entitled to contest the Board's findings. Such hearing shall be held within 15 days of notice to the Company by the Participant, provided he requests such hearing within 30 days of the Preliminary Notice of Cause. If the Participant fails to request such hearing within the 30-day period specified in the preceding sentence, his employment shall be terminated for Cause effective upon the expiration of such period. If the Participant requests such hearing and, within ten days following such hearing, the Participant is furnished with a copy of a resolution, duly adopted by the affirmative vote of a majority of the members of the Board, finding that in the good-faith opinion of the Board, the Participant was guilty of conduct constituting Cause as specified in the Preliminary Notice of Cause, the Participant's employment shall be terminated for Cause upon receipt of such resolution. Any such resolution shall be accompanied by a certificate of the Secretary or another appropriate officer of the Company which shall state that such resolution was duly adopted by the affirmative vote of a majority of the members of the Board at a duly convened meeting called for such purpose.

2.04 Code: The Internal Revenue Code of 1986, as amended.

2.05 Committee: The Company's Compensation Committee.

2.06 Company: Abercrombie & Fitch Co., a Delaware corporation, and any successor to it.

2.07 Compensation: The base salary and cash bonus payable by the Company and each Affiliate to the Participant in respect of services performed during the period under consideration, plus all amounts earned that the Participant defers to a later period, including, without limitation, deferrals under a plan or program described in Code (S)(S) 125 or 401(k) or under any nonqualified plan of deferred compensation. Compensation shall include the pro-rata portion of any cash bonus (based on the number of days that the Participant was employed during the period with respect to which such cash bonus would have been payable) that the Participant would have received had his employment continued until such cash bonus was paid. However, Compensation does not include [1] Company contributions (or contributions by an Affiliate) to, or benefits derived from those contributions under, this Plan or any other plan of deferred compensation, whether or not tax-qualified; or [2] the value of any welfare or fringe benefits, expense reimbursement or similar payments, whether or not deductible by the Company or any Affiliate or taxable to the Participant; or [3] the value of any stock options, restricted shares or performance based equity compensation, regardless of the form in which (or the time at which) it is paid; or [4] the amount of any "Stay Bonus" as defined and payable in accordance with the terms of the Amended and Restated Employment Agreement entered into as of January 30, 2003 by the Company and the Participant.

2.08 Effective Date: February 2, 2003.

2.09 Enrollment Form: The form described in Article 3.00 which the Participant must complete before he may begin to accrue a Plan benefit. Although a copy of this form is attached to the Plan, it is not a part of the Plan and may be modified by the Committee without separate action by the Board and without regard to the restrictions described in Article 7.00.

2.10 Final Average Compensation: The Participant's Compensation averaged over the last 36 consecutive full calendar months ending before his Retirement.

2.11 Participant: Michael S. Jeffries.

2.12 Plan: The Abercrombie & Fitch Co. Supplemental Executive Retirement Plan, as described in this document and any amendments to it.

2.13 Retirement or Retire: The Participant's Termination of Employment for any reason other than death or for Cause at or after age 62.

2.14 Termination of Employment: Discontinuance of the Participant's status as a common law employee of the Company and all Affiliates. For purposes of this Plan, the Participant will have Terminated Employment even if he continues to serve as a consultant to or as an independent contractor with respect to the Company or any Affiliate (including as a member of the Board or an Affiliate's board of directors) after severing his common law employment relationship with the Company and each Affiliate.

                               3.00 Participation

         The Participant may enter the Plan on the Effective Date but only after completing an Enrollment Form.

                                4.00 Plan Benefit

4.01 Amount of Benefit

         Subject to the conditions described in this section and elsewhere in the Plan, the Participant will receive the benefit described in this section payable in the form described in Section 4.02.

         [1] Retirement On or After December 31, 2008. If the Participant Retires on or after December 31, 2008, he will receive a monthly benefit for life equal to 50 percent of his Final Average Compensation. The amount of this benefit will not be actuarially adjusted to reflect the value of any payments not made to the Participant because he Retires after December 31, 2008 although changes in the Participant's Compensation occurring after December 31, 2008 will be taken into account in calculating the Participant's benefit.

         [2] Retirement at or After Age 62, But Before December 31, 2008. If the Participant Retires at or after age 62, but before December 31, 2008, he will receive a monthly benefit for life equal to the amount determined under the following table:

                           Attained Age                              Monthly Benefit
                           ------------                              ---------------
                                 64                  46.66% of his Final Average Compensation
                                 63                  43.33% of his Final Average Compensation
                                 62                  40% of his Final Average Compensation

         In the event that the Participant's Retirement occurs at least one full calendar month after one of his birthdays set forth in the above table and before the next birthday, the above percentages of Final Average Compensation shall be determined by interpolation based on the number of full calendar months that have elapsed since the Participant's last birthday.

         [3] Other Termination of Employment. The Participant will receive no Plan benefit if he:

                  [a] Terminates Employment for any reason before reaching age 62;

                  [b] Dies while actively employed, regardless of his age at the time of death; or

                  [c] Is terminated for Cause, regardless of his age at the time Termination of Employment for Cause occurs.

4.02 Form of Payment

         Any benefit payable under Section 4.01 will be paid in monthly installments beginning on the first day of the month following the Participant's Retirement and ending on the first day of the month during which the Participant dies. No payment will be made (and no Plan benefit will be due) to any person after the Participant's death.

                                   5.00 Taxes

5.01 Withholding for Taxes Due on Plan Payments

         Regardless of any other provision of this Plan, any payment due under
Article 4.00 will be reduced by the amount of any federal, state and local income and employment taxes the Company is required to withhold under any applicable law or regulation from any payment made under Article 4.00.

5.02 Withholding for Taxes Due Before Payments Begin

         The Committee and the Participant will agree on the method to be applied to pay the Participant's portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Plan benefit before that benefit is paid to the Participant. If the Committee and Participant fail to agree on the method to be applied, the Company will withhold the amount of the Participant's liability from his other Compensation.

5.03 Special Distribution

         If any taxing authority finally establishes that the Participant is constructively in receipt of any Plan benefit that has not actually been distributed and that the Participant is immediately liable for any income or other taxes (other than any taxes within the scope of Section 5.02) that normally would not be imposed until the Plan benefit is actually paid to the Participant, the Committee will immediately distribute to the Participant a lump sum amount equal to that which the taxing authority has deemed the Participant to have constructively received.

                               6.00 Administration

6.01 Appointment of Committee

         The Plan will be administered by the Committee.

6.02 Powers and Duties

         The Committee is fully empowered to exercise complete discretion to administer the Plan and to construe and apply all of its provisions. These powers and duties include:

         [1] Resolving disputes that may arise with regard to the rights of the Participant and his legal representatives under the terms of the Plan. Subject to Section 6.07, the Committee's decisions in these matters will be final in each case;

         [2] Obtaining from the Company, each Affiliate and the Participant information that the Committee needs to determine the Participant's rights and benefits under the Plan. The Committee may rely conclusively upon any information furnished by the Company or the Participant;

         [3] Compiling and maintaining all records it needs to administer the Plan;

         [4] Upon request, furnishing the Company with reasonable and appropriate reports of its administration of the Plan;

         [5] Authorizing the distribution of all benefits that are payable under the Plan;

         [6] Engaging legal, administrative, actuarial, investment, accounting, consulting and other professional services that the Committee believes are necessary and appropriate;

         [7] Adopting rules and regulations for the administration of the Plan that are not inconsistent with the terms of the Plan; and

         [8] Doing and performing any other acts provided for in the Plan.

Also, the Committee may delegate any of the powers and duties described in subsections 6.02[2] through [4] to any other person or organization, as it deems appropriate.

6.03 Actions by the Committee

         The Committee may act at a meeting by the vote or assent of a majority of its members or in writing without a meeting by the written assent of all its Members. The Committee will appoint one of its members to act as secretary to record all Committee actions. The Committee also may authorize one or more if its members to execute papers and perform other ministerial duties on behalf of the Committee.

6.04 Indemnification

         The Committee will be indemnified by the Company to the fullest extent permitted by the Company's certificate of incorporation and by-laws.

6.05 Conclusiveness of Action

         Subject to Section 6.07, any action on matters within the discretion of the Committee will be conclusive, final and binding upon the Participant and upon all persons claiming any rights under the Plan.

6.06 Payment of Expenses

         [1] Committee members will not be separately compensated for their services as Committee members. However, the Company will reimburse Committee members for all appropriate expenses they incur while carrying out their Plan duties.

         [2] The compensation or fees of accountants, counsel and other specialists and any other costs of administering the Plan will be paid by the Company.

6.07 Resolution of Disputes

         If, in the event of any controversy or claim between the Company or any of its Affiliates and the Participant arising out of or relating to this Plan, either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Columbus, Ohio. Each of the Company and the Participant shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the "Panel"). The Panel shall have no authority to award punitive damages against the Company or the Participant. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Participant each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out or relating to this Plan. Pending the resolution of any claim under this Section 6.07, the Participant shall continue to receive all undisputed payments and benefits due under this Plan, except to the extent that the Panel otherwise provides.

                               7.00 Plan Amendment

         The Company, by action of the Board, may modify, alter or amend the Plan at any time. However, no such amendment may affect, directly or indirectly, the Participant's rights under the Plan unless the Participant agrees to such amendment either in a separate written agreement or by voting, as a member of the Board, for such amendment.

                     8.00 Merger of Plan; Successor Employer

8.01 Merger and Consolidation

         If the Plan is merged into or consolidated with any other plan, the Participant will be entitled to rights and benefits immediately after the merger or consolidation at least equal to his rights and benefits under this Plan.

8.02 Successor Employer

         If the Company dissolves, reorganizes, merges into or consolidates with another business entity, provision may be made by which the successor will continue the Plan, in which case the successor will be substituted for the Company under the terms and provisions of this Plan. The substitution of the successor for the Company will constitute an assumption by the successor of all Plan liabilities and the successor will have all of the powers, duties and responsibilities of the Company under the Plan.

                                  9.00 Funding

         This Plan constitutes an unfunded, unsecured promise by the Company and each Affiliate to pay only those benefits that are accrued by the Participant under the terms of the Plan. Neither the Company nor any Affiliate will segregate any assets into a fund established exclusively to pay Plan benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor any Affiliate is liable for the payment of Plan benefits that are actually paid from a trust established for that purpose. Also, the Participant has only the rights of a general unsecured creditor and does not have any interest in or right to any specific asset of the Company or any Affiliate. Nothing in this Plan constitutes a guaranty by the Company, any Affiliate or any other entity or person that the assets of the Company, any Affiliate or any other entity will be sufficient to pay Plan benefits.

                               10.00 Miscellaneous

10.01 Voluntary Plan

         The Plan is purely voluntary on the part of the Company; neither the establishment of the Plan nor any amendment to it nor the creation of any fund or account nor the payment of any benefits may be construed as giving any person [1] a legal or equitable right against the Company, any Affiliate or the Committee other than those specifically granted under the Plan or conferred by affirmative action of the Committee or the Company or any Affiliate in a manner that is consistent with the terms and provisions of this Plan or [2] the right to be retained as an employee.

10.02 Nonalienation of Benefits

         The Participant's right to receive Plan benefits may not be assigned, transferred, pledged or encumbered, including by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge, encumber or devise a Plan benefit will be null and void and of no legal effect.

10.03 Inability to Receive Benefits

         Any Plan benefit payable to the Participant after he is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his person or estate. Also, if the Committee, in its sole discretion, concludes that the Participant is unable to manage his financial affairs, the Committee may, but is not required to, direct the Company to distribute Plan benefits to any one or more of his spouse, lineal ascendants or descendants or other close living relatives of the Participant or any other person then contributing toward or providing the care and maintenance of the Participant who demonstrates to the satisfaction of the Committee the propriety of those distributions. Any payment made under this
Section 10.03 will completely discharge the Plan's liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.

10.04 Lost Participant

         The Participant is obliged to keep the Committee apprised of his current mailing address. The Committee's obligation to search for the Participant is limited to sending a registered or certified letter to the Participant's last known address. If the Participant does not file a claim for benefits with the Committee within 12 months after benefits are otherwise payable, benefits will be forfeited. However, this forfeited benefit will be restored and paid if the Committee subsequently approves a claim for benefits.

10.05 Limitation of Rights

         Nothing in the Plan, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than the Company, the Affiliates and the Participant) any right, remedy or claim under or by reason of this Plan.

10.06 Invalid Provision

         If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

10.07 One Plan

         This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.

10.08 Governing Law

         The Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.

10.09 Coordination With Other Programs

         The Participant's right to any benefits accrued or payable under this Plan will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between the Participant and the Company.

         IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Plan to be effective as of February 2, 2003.


                                         ABERCROMBIE & FITCH CO.


                                         By:         /s/ Seth R. Johnson
                                            -----------------------------

                                         Print Name: Seth R. Johnson
                                                    ---------------------

                                         Title:      Ex. VP/COO
                                               --------------------------

                                         Date:       1/30/03
                                              ---------------------------

                             ABERCROMBIE & FITCH CO.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                 ENROLLMENT FORM




                Name:               Michael Jeffries
                                    ----------------------------------------

                Soc. Sec. No.:      XXXXXXX
                                    ----------------------------------------

                Date of Birth:      XXXXXXX
                                    ----------------------------------------

                Address:            XXXXXXX
                                    ----------------------------------------
                                    XXXXXXX
                                    ----------------------------------------

         By signing this form, I acknowledge that [1] I have read and understand the Plan and the terms and conditions I must meet to receive a Plan benefit, [2] the Plan is unfunded, [3] I am solely responsible for ensuring that the Committee's files contain my current mailing address and [4] by signing this form, I agree to be bound by all terms and conditions imposed by the Plan.


                                    Signature:       /s/ Michael Jeffries
                                              ------------------------------

                                    Name (please print):  Michael Jeffries
                                                        --------------------

                                    Date signed:     1/30/03
                                                ----------------------------

                                    Received by Committee on:   1/30/03
                                                             ---------------

                                    By:           John W. Kessler
                                       -------------------------------------